UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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PPG INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PPG Industries, Inc.        One PPG Place        Pittsburgh, Pennsylvania 15272

March 7, 2003

DEAR SHAREHOLDER:

You are cordially invited to attend the Annual Meeting of Shareholders of PPG Industries, Inc. to be held on Thursday, April 17, 2003, in the Pittsburgh Marriott Hotel, City Center, 112 Washington Place, Pittsburgh, Pennsylvania. The meeting will begin at 11:00 A.M. We look forward to greeting personally those shareholders who will be able to be present. This booklet includes the notice of the Annual Meeting and the Proxy Statement, which contains information about the business of the Annual Meeting and about your Board of Directors and its committees and PPG’s executive officers.

This year, you are being asked to elect four Directors. In addition, you are being asked to vote on a shareholder proposal regarding expensing stock options. For the reasons described in this Proxy Statement, your Board of Directors recommends that you vote against this shareholder proposal.

It is important that your shares be represented at the Annual Meeting. You are, therefore, urged to vote by telephone or internet or to complete, date and sign the accompanying Proxy and Voting Instruction Card and return it promptly in the return envelope provided whether or not you plan to attend personally.

Sincerely yours,

Raymond W. LeBoeuf

Chairman of the Board

PPG INDUSTRIES, INC.

One PPG Place, Pittsburgh, Pennsylvania 15272

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 17, 2003

Notice is hereby given that the Annual Meeting of Shareholders of PPG Industries, Inc. will be held on Thursday, April 17, 2003, at 11:00 A.M., prevailing time, in the PITTSBURGH MARRIOTT HOTEL, CITY CENTER, 112 WASHINGTON PLACE, PITTSBURGH, PENNSYLVANIA, for the purpose of considering and acting upon the following:

1.	The election of four Directors; and

2.	A shareholder proposal regarding expensing stock options.

Only shareholders of record of the Company as of the close of business on February 18, 2003 are entitled to notice of and to vote at the Meeting or any adjournment thereof.

Admission to the Annual Meeting will be by Admission Card only. If you are a shareholder of record or a Savings Plan participant and plan to attend, you may obtain an Admission Card by following the instructions provided in your proxy materials. If your shares are not registered in your name, please advise the shareholder of record (your bank, broker, etc.) that you wish to attend. That firm will request an Admission Card for you or provide you with evidence of your ownership that will gain you admission to the Annual Meeting.

Michael C. Hanzel, Secretary

Pittsburgh, Pennsylvania

March 7, 2003

PPG INDUSTRIES, INC.

One PPG Place, Pittsburgh, Pennsylvania 15272

PROXY STATEMENT

Annual Meeting of Shareholders—April 17, 2003

This Proxy Statement is being mailed to the shareholders of PPG Industries, Inc. (hereinafter sometimes called “PPG” or the “Company”) on or about March 7, 2003, in connection with the solicitation of proxies by the Board of Directors of the Company (hereinafter sometimes called the “Board of Directors” or the “Board”). Such proxies, which may be given by following the instructions accompanying this Proxy Statement, will be voted at the Annual Meeting of Shareholders of the Company (hereinafter sometimes called the “Meeting”) to be held on Thursday, April 17, 2003, at 11:00 A.M., prevailing time, in the PITTSBURGH MARRIOTT HOTEL, CITY CENTER, 112 WASHINGTON PLACE, PITTSBURGH, PENNSYLVANIA and at any adjournment thereof. Proxies may be revoked at will before they have been exercised, but the revocation of a proxy will not be effective until written notice thereof has been given to the Secretary of the Company.

VOTING SECURITIES

As of the close of business on February 18, 2003, there were outstanding 169,711,426 shares of the Common Stock of the Company, par value $1.66-2/3 per share, the only class of voting securities of the Company outstanding. Only shareholders of record as of the close of business on February 18, 2003, are entitled to notice of and to vote at the Meeting. Except with respect to the election of Directors, each such shareholder is entitled to one vote for each share so held. With respect to the election of Directors, the right of cumulative voting exists. That right permits each shareholder to multiply the number of shares the shareholder is entitled to vote by the number of Directors to be elected in order to determine the number of votes the shareholder is entitled to cast for nominees, and, then, to cast all or any number of such votes for one nominee or to distribute them among any two or more nominees in that class. The proxies solicit discretionary authority to vote cumulatively.

Set forth below is certain information with respect to the beneficial ownership of shares of the Common Stock as of February 18, 2003 by certain persons, including (i) the nominees for Directors, one of whom, Mr. Bunch, is an Executive Officer of the Company, the continuing Directors, one of whom, Mr. LeBoeuf, is the Chief Executive Officer of the Company (hereinafter sometimes called the “CEO”) and the three other most highly compensated Executive Officers (as defined under the Securities and Exchange Act of 1934) of the Company (in addition to Messrs. LeBoeuf and Bunch), including Mr. Archinaco who retired effective July 1, 2002, and (ii) such persons as a Group.

	Shares of Beneficially Owned Common Stock and Common Stock Equivalents(1)
Name of Beneficial Owner	Beneficially Owned Common Stock(2)	Common Stock Equivalents(3)	Total(4)
Raymond W. LeBoeuf	986,746	11,853	998,599
James G. Berges	6,000	2,692	8,692
Charles E. Bunch	317,589	4,101	321,690
Erroll B. Davis, Jr.	8,625	10,283	18,908
Michele J. Hooper	9,100	4,546	13,646
Allen J. Krowe	10,595	18,808	29,403
Steven C. Mason	9,500	16,215	25,715
Robert Mehrabian	9,500	13,749	23,249
Robert Ripp	1,000	0	1,000
Thomas J. Usher	8,500	5,456	13,956
David R. Whitwam	9,500	16,035	25,535
Frank A. Archinaco	418,433	0	418,433
William H. Hernandez	310,487	3,013	313,500
James C. Diggs	164,460	4,211	168,671
All of the above as a Group (5)	2,270,035	110,962	2,380,997

(1)	Each of the named owners has sole voting power and sole investment power as to all the shares beneficially owned by them with the exception of (i) shares held by certain of them jointly with, or directly by, their spouses, and (ii) the Common Stock Equivalents shown in the second column and described more fully below which have no voting power.
(2)	Shares of Common Stock considered to be “Beneficially Owned” include both Common Stock actually owned and shares of Common Stock as to which there is a right to acquire ownership on, or within sixty days after, February 18, 2003. None of the identified beneficial owners holds more than 1% of the shares of Common Stock beneficially owned. The identified beneficial owners as a Group hold 1.31% of the shares of Common Stock beneficially owned. Of the shares shown, 7,500 of the shares held by Messrs. Davis, Krowe, Mason, Mehrabian, Usher and Whitwam and Ms. Hooper, 5,000 of the shares held by Mr. Berges, none of the shares held by Mr. Ripp and 844,227; 261,625; 351,434; 282,465; and 153,590 of the shares of Messrs. LeBoeuf, Bunch, Archinaco, Hernandez and Diggs, respectively, are shares as to which the beneficial owner has the right to acquire beneficial ownership within sixty days of February 18, 2003, upon the exercise of Options granted under the PPG Industries, Inc. Stock Plan (sometimes also referred to in this Proxy Statement as the “Stock Plan”).

(3)	Certain Directors hold Common Stock Equivalents in their accounts in the Deferred Compensation Plan for Directors (which is described under “Compensation of Directors” below). Certain Executive Officers hold Common Stock Equivalents in their accounts in the Company’s Deferred Compensation Plan. Common Stock Equivalents are hypothetical shares of Common Stock having a value on any given date equal to the value of a share of Common Stock. Common Stock Equivalents earn dividend equivalents until the Common Stock Equivalents are paid, but they carry no voting rights or other rights afforded to a holder of the Common Stock.
(4)	This is the sum of the Beneficially Owned Common Stock and the Common Stock Equivalents as shown in the previous two columns.
(5)	The Group consists of fourteen persons: the four Executive Officers of the Company as of February 18, 2003 (Messrs. LeBoeuf, Bunch, Hernandez and Diggs), the four nominees for Directors, one of whom is Mr. Bunch, the President and Chief Operating Officer of the Company, the six continuing Directors, one of whom is the CEO, one Director (Mr. Mason) who is retiring effective April 17, 2003 and Mr. Archinaco, who retired from the Company as an Executive Officer on July 1, 2002.

ELECTION OF DIRECTORS

Four Directors are to be elected to a class which will serve until 2006 and until their successors have been elected and qualified, or their earlier retirement or resignation. It is intended that the shares represented by each proxy will be voted cumulatively as to each class, in the discretion of the proxies, for the nominees for Directors set forth below, each of whom is an incumbent, or for any substitute nominee or nominees designated by the Board of Directors in the event any nominee or nominees become unavailable for election. The principal occupations of, and certain other information regarding, the nominees and the continuing Directors, are set forth below.

Nominees to Serve in a Class Whose Term Expires in the Year 2006

CHARLES E. BUNCH, President and Chief Operating Officer, PPG Industries, Inc. Mr. Bunch, 53, has been a Director of PPG since August 2002. He has been President and Chief Operating Officer of PPG since July 2002. Before becoming President and Chief Operating Officer, he was Executive Vice President of PPG from 2000 to 2002 and Senior Vice President, Strategic Planning and Corporate Services, of PPG from 1997 to 2000.

ROBERT RIPP, Chairman of Lightpath Technologies, 61, has been a Director of PPG since March 1, 2003. He has been Chairman of Lightpath Technologies, a manufacturer of optical lens and module assemblies for the telecom sector since 1999. He served as Interim President and Chief Executive Officer of Lightpath from October 2001 to July 2002. He was Chairman and Chief Executive Officer of AMP Incorporated, an electrical products company, from 1998 until AMP was acquired in April 1999. He served as Executive President, Sales and Marketing of AMP Incorporated, from January 1998 until August 1998 and as AMP’s Vice President and Chief Financial Officer from 1994 until 1998. He is also a director of insurance company, ACE Limited.

THOMAS J. USHER, Chairman of the Board, Chief Executive Officer and President of United States Steel Corporation. Mr. Usher, 60, has been a Director of PPG since 1996. He has been Chairman of the Board, Chief Executive Officer and President of United States Steel Corporation, a major producer of metal products, since 2001. He served as Chairman of the Board and Chief Executive Officer of USX Corporation from 1995 until 2001. He is also a director of United States Steel Corporation, Marathon Oil Corporation, PNC Financial Services, Inc. and H. J. Heinz Corporation.

DAVID R. WHITWAM, Chairman of the Board and Chief Executive Officer, Whirlpool Corporation. Mr. Whitwam, 61, has been a Director of PPG since 1991. He has been Chairman of the Board and Chief Executive Officer of Whirlpool Corporation, a manufacturer and distributor of household appliances and related products, since 1987. He is also a director of Whirlpool Corporation.

Continuing Directors—Term Expires in 2004

JAMES G. BERGES, President, Emerson Electric Co. Mr. Berges, 55, has been a Director of PPG since 2000. He has been President of Emerson Electric Co. since 1999. Emerson Electric Co. is a global manufacturer of products, systems and services for industrial automation, process control, HVAC, electronics and communications, and appliances and tools. He was Executive Vice President of Emerson Electric from 1990 until 1999. He is also a director of Emerson Electric and of MKS Instruments, Inc.

ERROLL B. DAVIS, JR., Chairman of the Board, President and Chief Executive Officer, Alliant Energy, a global energy service provider formed as the result of a merger of WPL Holdings, Inc., IES Industries Inc. and Interstate Power Co., in 1998. Mr. Davis, 58, has been a Director of PPG since 1994. Prior to the merger which formed Alliant Energy, he was President and Chief Executive Officer of Wisconsin Power and Light Company and WPL Holdings, Inc. He was President of Wisconsin Power and Light Company from 1987 until 1998 and Chief Executive Officer from 1988 until 1998. He was President and Chief Executive Officer of WPL Holdings, Inc., the parent company of Wisconsin Power and Light Company, from 1990 until 1998. He is also a director of Alliant Energy and BP plc.

ALLEN J. KROWE, Retired Director and Vice Chairman, Texaco Inc. Mr. Krowe, 70, has been a Director of PPG since 1987. He was Vice Chairman of Texaco Inc., an international petroleum company, from 1993, until his retirement in 1997, having served as Chief Financial Officer from 1988 to 1994. He is also a director of Navistar International Corporation.

Continuing Directors—Term Expires in 2005

MICHELE J. HOOPER, Former President and Chief Executive Officer, Voyager Expanded Learning, Inc. Ms. Hooper, 51, has been a Director of PPG since 1995. She was President and Chief Executive Officer of Voyager Expanded Learning, a developer and provider of learning programs and teacher training for public schools, from 1999 until 2000. Prior to that she was President and Chief Executive Officer of Stadtlander Drug Company, Inc., a provider of disease-specific pharmaceutical care from 1998 until Stadtlander was acquired in 1999. From 1992 until 1998 she was President, International Business Group of Caremark International, Inc., an alternative-site health care provider which is a subsidiary of Medpartners, Inc. She was also Corporate Vice President of Caremark International, Inc., from 1993 until 1998. She is also a director of Target Corporation.

RAYMOND W. LEBOEUF, Chairman of the Board and Chief Executive Officer, PPG Industries, Inc. Mr. LeBoeuf, 56, has been a Director of PPG since 1995. He has been Chairman of the Board and Chief Executive Officer of PPG since 1997. He was President and Chief Operating Officer of PPG from 1995 until 1997. He is also a director of Praxair, Inc. and ITT Industries, Inc.

ROBERT MEHRABIAN, Chairman of the Board, President and Chief Executive Officer, Teledyne Technologies Inc. Dr. Mehrabian, 61, has been a Director of PPG since 1992. He has been Chairman of the Board, President and Chief Executive Officer of Teledyne Technologies Inc., a provider of sophisticated electronic components, instruments and communication products, systems engineering solutions, aerospace engines and components and on-site gas and power generation systems, since 2000. He was President and Chief Executive Officer of Teledyne Technologies Inc. from its formation (as a spin-off of Allegheny Teledyne Inc.) in 1999 until 2000. He was Executive Vice President of Allegheny Teledyne Inc., a manufacturer of specialty metals, aerospace, electronics, industrial and consumer products, from 1998 until 1999. He was Senior Vice President and Segment Executive of Allegheny Teledyne Inc. from 1997 until 1998. He is also a director of Teledyne Technologies Inc. and Mellon Financial Corporation.

Committees of the Board

The Board of Directors has appointed four standing committees, including an Audit Committee, a Nominating and Governance Committee, an Officers-Directors Compensation Committee and an Investment Committee. During 2002, the Board held nine meetings, while the Audit Committee held four meetings, the Nominating and Governance Committee four meetings, the Officers-Directors Compensation Committee three meetings and the Investment Committee two meetings. The average attendance at meetings of the Board and Committees of the Board during 2002 was over 97%, and each Director attended at least 88% of the total number of meetings of the Board and Committees of the Board on which such Director served. Descriptions of the Audit, Nominating and Governance, Officers-Directors Compensation and Investment Committees are set forth below. None of the members of those Committees is a past or present employee or officer of the Company.

Audit Committee—The functions of the Audit Committee are primarily to review with the independent public accountants and the Company’s officers and internal auditors their respective reports and recommendations concerning audit findings and the scopes of and plans for their future audit programs and to review audits, annual financial statements, accounting and financial controls. The Audit Committee also recommends to the Board of Directors the independent public accountants for the Company. The Audit Committee is composed of five independent directors. The members of the Audit Committee are James G. Berges, Erroll B. Davis, Jr., Michele J. Hooper, Steven C. Mason (Chair, who is retiring at the Annual Meeting) and Robert Mehrabian.

Audit Committee Report to Shareholders—The Audit Committee of the Board of Directors has oversight responsibility for the Company’s financial reporting process and the quality of its financial reporting. The Audit Committee operates under a written Audit Committee Charter adopted by the Board of Directors. In connection with the December 31, 2002 financial statements, the Audit Committee:

1)	Reviewed and discussed the audited financial statements with management,

2)	Discussed with the Company’s independent auditors, Deloitte & Touche LLP, the matters required by Statement on Auditing Standards No. 61 (Communications with Audit Committees) and

3)	Received the written independence disclosures from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, and has discussed with Deloitte & Touche LLP their independence.

Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

The Audit Committee:

James G. Berges

Erroll B. Davis, Jr.

Michele J. Hooper

Steven C. Mason (Chair)

Robert Mehrabian

Nominating and Governance Committee—The Nominating and Governance Committee recommends to the Board of Directors the persons to be nominated by the Board to stand for election as Directors at each Annual Meeting of Shareholders, the person or persons to be elected by the Board to fill any vacancy or vacancies in its number, the persons to be elected by the Board to be Chairman of the Board, Vice Chairman of the Board, if any, President, and the Executive Officers of the Company, actions to be taken regarding the structure, organization and functioning of the Board, and the persons to serve as members of the standing committees of, and certain committees appointed by the Board. The Nominating and Governance Committee also annually reports to the Board the Committee’s assessment of the performance of the Board as a whole. The members of the Nominating and Governance Committee are James G. Berges, Michele J. Hooper, Allen J. Krowe (Chair) and David R. Whitwam.

The Company’s bylaws provide that nominations for persons to stand for election as Directors may be made by holders of record of Common Stock entitled to vote in the election of the Directors to be elected, provided that a nomination may be made by a shareholder at a meeting of shareholders only if written notice of such nomination is received by the Secretary of the Company not later than (i) with respect to an election to be held at an Annual Meeting of Shareholders, held on the third Thursday in April, ninety days prior to such Annual Meeting and (ii) with respect to an election to be held at an Annual Meeting of Shareholders held on a date other than the third Thursday in April or an election to be held at a special meeting of shareholders, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. Each notice of nomination from a shareholder must set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to be present at the meeting in person or by proxy to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated by the Board of Directors; and (e) the written consent of each nominee, signed by such nominee, to serve as a director of the Company if so elected.

Officers-Directors Compensation Committee—The Officers-Directors Compensation Committee (in the Compensation Committee Report below sometimes referred to as the “Committee”) approves, adopts, administers, interprets, amends, suspends and terminates the compensation plans of the Company applicable to, and fixes the compensation and benefits of, all officers of the Company serving as Directors of the Company (currently Raymond W. LeBoeuf and Charles E. Bunch) and all Executive Officers of the Company. The members of the Officers-Directors Compensation Committee are Steven C. Mason (who is retiring at the Annual Meeting), Robert Mehrabian, Thomas J. Usher and David R. Whitwam (Chair).

Investment Committee—The Investment Committee reviews the investment policies of the Company concerning its pension plans and certain benefit plans and the asset investment policies of the PPG Industries Foundation. The Committee also reviews (i) the selection of providers of services to such pension and benefit plans of the Company and to the Foundation, (ii) the allocations of assets among classes and the performance of the investments of such pension and benefit plans and the Foundation, and (iii) the actuarial assumptions concerning and the funding levels of the Company’s pension plans. The members of the Investment Committee are Erroll B. Davis, Jr. (Chair), Allen J. Krowe and Thomas J. Usher.

Compensation of Directors

During 2002, Directors who are not also Officers received a basic annual retainer of $30,000 and a fee of $1,000 for each Board or Committee meeting they attended. In addition, the members of the Audit Committee received an annual retainer of $4,000 while the members of the Nominating and Governance, Officers-Directors Compensation and Investment Committees received an annual retainer of $3,000 for each Committee. The Chair of each Committee receives an additional $1,000 annually. Any Director who is also an Officer receives no compensation as a Director. In addition, under the PPG Stock Plan, each Director (except Mr. Mason, who is retiring at the Annual Meeting) was granted on February 19, 2003, a Nonqualified Option to purchase 2,500 shares of Common Stock at an exercise price of $47.89 per share. The Options are exercisable one year after the date of grant, provided that the recipient is an active Director on such date.

Under the Company’s Deferred Compensation Plan for Directors, each Director must defer receipt of such compensation as the Board mandates. Currently, the Board mandates deferral of one-third of each payment of the basic annual retainer of each Director. Each Director may also elect to defer the receipt of (i) an additional one-third of each payment of the basic annual retainer, (ii) all of the basic annual retainer or (iii) all compensation. All deferred payments are held in the form of Common Stock Equivalents and earn dividend equivalents until paid. Payments will be made in the form of Common Stock of the Company (and cash as to any fractional Common Stock Equivalents).

Under the Directors’ Common Stock Plan, each Director who neither is nor was an employee of the Company was credited with Common Stock Equivalents worth one-half of the Directors’ basic annual retainer on April 19, 2002. Effective January 1, 2003, active Directors no longer participated in the Directors’ Common Stock Plan. On that date, the Common Stock Equivalents held in each active Director’s account in the Directors’ Common Stock Plan were transferred to their accounts in the Deferred Compensation Plan for Directors. The basic annual retainer for Directors will be increased to $45,000 beginning in April 2003 and the Board continues to mandate that one-third of the annual retainer be deferred under the Deferred Compensation Plan for Directors.

Common Stock Equivalents under both the Deferred Compensation Plan for Directors and the Directors’ Common Stock Plan are hypothetical shares of Common Stock having a value on any given date equal to the value of a share of Common Stock. Common Stock Equivalents earn dividend equivalents that are converted into Common Stock Equivalents, but carry no voting rights or other rights afforded to a holder of Common Stock.

As part of its overall program to promote charitable giving, the Company has established a Directors’ charitable award program funded by insurance policies on the lives of Directors. Each of the Company’s Directors participates in the program. Upon the death of an individual Director, the Company will donate an amount up to and including a total of $1 million to one or more qualifying charitable organizations designated by such Director and approved by the Company. The Company will subsequently be reimbursed from the proceeds of the life insurance policies. Individual Directors derive no financial benefit from this program since all charitable deductions accrue solely to the Company.

Other Transactions

PPG and its subsidiaries purchase products and services from and/or sell products and services to companies of which certain of the Directors of PPG are executive officers. PPG does not consider the amounts involved in such transactions material. Such purchases from and sales to each company involved less than 1% of the consolidated gross revenues for 2002 of the purchaser and seller and all of such transactions were in the ordinary course of business. Some of such transactions are continuing, and it is anticipated that similar transactions will recur from time to time.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Committee Report on Executive Compensation

The Officers-Directors Compensation Committee of the Board of Directors is responsible for determining and administering the policies which govern the executive compensation programs of the Company. The Committee, which consists entirely of independent outside Directors, met three times in 2002 to establish Company performance goals, base salary pay levels and target annual bonus awards, to approve annual bonus payments and to establish and approve long-term incentives for the CEO and the other four executives named in the compensation table on page 12 (collectively, the “Named Executives”) and certain other Officers of the Company.

Philosophy

The philosophy of the Committee is that the interests of the Company and its shareholders require attracting and retaining the best possible executive talent, motivating executives to achieve goals which support business strategies and linking executive and shareholder interests. The Committee believes this is generally best accomplished by compensating the Named Executives competitively while having a significant portion of their total compensation variable and related to the performance of the Company against established goals and to their overall personal performance in directing the enterprise. The Committee also utilizes equity-based plans for a portion of compensation to link executive and shareholder interests.

Annual Compensation Programs

The levels of base salary and target annual bonuses for the Named Executives are established annually under a program intended to maintain parity with the market for similar positions. Total annual compensation is targeted at the median of the market value for each position based on data available from several independent market surveys. The Committee believes that the most direct competitors for executive talent are not necessarily the companies that comprise the Standard and Poor’s 500 Index or the Standard and Poor’s Materials Sector Index. Thus, the companies compared for annual compensation purposes and the companies compared for long-term compensation purposes are not the same as the companies included in the indices used in the Comparison of Five-Year Cumulative Total Shareholder Return graph on page 19.

The Named Executives’ base salaries are maintained below the median of the market surveys of comparison data. Annual bonus awards under the Company’s Executive Officers’ Annual Incentive Compensation Plan are then targeted at a level that, when combined with base salaries, approximates the median base salary and annual bonus paid by companies represented in the salary data. Competitive total compensation is achieved when target performance is met but with a larger percent of pay at risk than is the case in the comparison companies.

Total annual compensation should exceed the median of the comparison data when Company financial performance exceeds targets established by the Committee and individual performance contributes to meeting strategic objectives of the Company. Total annual compensation should be below the median of the comparison data when Company financial performance does not meet targets and/or individual performance does not have a positive effect on strategic objectives.

The financial performance targets established by the Committee are based on earnings growth, Return on Capital (ROC) and Return on Equity (ROE). On a limited basis, the Committee may decide not to include some one-time accounting adjustments in determining whether the financial performance targets are met. Bonus awards are calculated using these financial targets and an assessment of personal performance related to achievement of strategic objectives of the Company. The personal performance assessment of the CEO is determined by the Committee, with input from the full Board, and the other Named Executives are assessed by the CEO.

Final awards are subject to the negative discretion of the Committee as permitted in the PPG Industries, Inc. Executive Officers’ Annual Incentive Compensation Plan approved by the shareholders. If minimum thresholds of earnings growth, ROC and ROE are not achieved, no awards are granted by the Committee. The Committee has traditionally determined that 20% of the annual bonus award be paid in Common Stock of the Company to build ownership levels and to align the interests of the Named Executives more closely with those of the shareholders.

Long-Term Incentive Programs

The Committee has established long-term incentive programs that motivate key employees to invest in the stock of the Company and to cause the Company to grow and profit, provide compensation levels competitive with opportunities available elsewhere in industry and encourage key employees to continue in the employ of the Company.

Long-term incentives for the Named Executives are currently provided under the PPG Industries, Inc. Stock Plan (the “Stock Plan”) and the PPG Industries, Inc. Executive Officers’ Total Shareholder Return Plan (the “TSR Plan”). These programs, in combination, provide compensation opportunities competitive with long-term incentive compensation opportunities for large companies identified as potential competitors for executive talent.

The Stock Plan has been approved by shareholders and provides for the granting of stock options to selected employees. The number of stock options granted to Named Executives is determined so that an estimate of potential value of the options and payments under the TSR Plan, when combined with annual compensation discussed above, will approximate the median total annual and long-term compensation paid to executives in the comparison companies. The number of option shares granted is not determined by past Company performance and is not dependent on the number granted in the past or the number presently held. The options are performance related since the value of the option is ultimately determined by the future performance of the Company as reflected by stock price.

Also, as shown in the Option/SAR Grants in Last Fiscal Year table and related footnotes on page 13, the Named Executives exercised existing options in a manner entitling them to receive Restored Options under the Restored Option provisions of the Stock Plan.

The TSR Plan provides long-term incentive for Named Executives to generate high shareholder return in relation to S&P 500 Materials Sector Companies. Contingent share grants are made at the beginning of three-year plan periods and are paid at the end of a period if the Company achieves target performance. Payments are performance based because payments at the end of the period will be zero if minimum performance is not achieved and may exceed the original contingent share grant if shareholder return vs. the S&P 500 Materials Sector Companies is above target. Please see the table on page 15 for contingent grants to Named Executives and additional plan detail on page 14.

CEO Compensation

In 2002 the Company took action to freeze senior management salaries. In accordance with that Company policy, Mr. LeBoeuf’s base salary in 2002 was frozen at the 2001 level. Consistent with the Company’s philosophy, the fixed salary portion of Mr. LeBoeuf’s compensation remained below the median base salary paid by the comparison companies. His annual bonus for 2002 was determined 70% on performance of the Company against financial goals and 30% on personal performance against non-financial goals related to strategic objectives of the Company. The Committee rated Mr. LeBoeuf’s 2002 performance toward achieving strategic objectives related to growth initiatives, strategic planning, capital allocation, responsiveness to PPG’s shareholders and the general management of corporate issues as exceeding requirements. Although the financial performance of the Company in 2002 improved over that of 2001, it did not meet requirements for target compensation. Mr. LeBoeuf’s non-financial strategic achievements, however, led the Committee to establish his 2002 bonus at the target level.

Mr. LeBoeuf was granted 160,000 option shares at Fair Market Value on the date of grant. This grant is unchanged from the prior year and is consistent with the Committee’s philosophy that the estimated value of long-term compensation combined with targeted annual compensation will be competitive with total annual and long-term compensation provided by companies that are potential competitors for executive talent.

Other Named Executives’ Compensation

The accompanying compensation tables also list four Named Executives other than Mr. LeBoeuf (“Other Named Executives”). The 2002 increase in base salary for Mr. Bunch reflects his July 1 promotion to President and Chief Operating Officer. Base salaries for Messrs. Hernandez and Diggs were frozen at 2001 levels under the Company’s policy applicable to all senior management employees. The salary change for Mr. Archinaco reflects his July 1 retirement. Current base salary levels remained below the median base salary position of the comparison companies. The Other Named Executives’ annual bonus awards were based on Company financial performance measures and non-financial measures directly related to their corporate objectives.

The size of the stock option grants to Other Named Executives under the Stock Plan and an additional contingent share grant for Mr. Bunch under the TSR Plan are consistent with the philosophy above and represent a level of long-term incentive that is competitive with the median provided by comparison companies for individuals with similar levels of responsibility. The Other Named Executives also received Restored Options as stated in the Option/SAR Grants in Last Fiscal Year table and related footnotes on page 13.

Deductibility of Compensation

All taxable income for 2002 of the CEO and Other Named Executives qualified under Section 162(m) as deductible by the Company.

Summary

Through the programs and actions of the Committee described above, a very significant portion of the Company’s executive compensation is linked directly to Company performance and returns to shareholders. The Officers-Directors Compensation Committee intends to continue this policy.

The Officers-Directors Compensation Committee:

Steven C. Mason

Robert Mehrabian

Thomas J. Usher

David R. Whitwam (Chair)

Summary of Named Executives’ Compensation

There is shown below information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 2002, 2001 and 2000, of the Named Executives.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)	Securities Underlying Options/SARs (#)	LTIP Payouts ($)	All Other Compensation($)(2)
R. W. LeBoeuf	2002	880,000	1,200,000	14,614	280,406	0	177,359
Chairman and Chief	2001	880,000	800,000	4,302	160,000	917,922	239,294
Executive Officer	2000	840,000	850,000	9,703	130,000	0	97,090

C. E. Bunch	2002	475,000	550,000	6,009	107,221	0	60,094
President and Chief	2001	450,000	380,000	4,711	103,681	214,182	73,322
Operating Officer (3)	2000	385,000	370,000	4,622	62,777	0	28,012

F. A. Archinaco	2002	245,000	350,000	4,303	116,396	0	60,711
Executive Vice	2001	490,000	380,000	5,001	117,327	260,078	81,177
President (4)	2000	470,000	400,000	7,419	98,364	0	37,874

W. H. Hernandez	2002	375,000	350,000	822	65,534	0	46,343
Sr. Vice President,	2001	375,000	230,000	551	83,245	152,987	58,442
Finance	2000	360,000	240,000	876	56,317	0	24,302

J. C. Diggs	2002	350,000	375,000	4,373	37,034	0	42,571
Sr. Vice President and	2001	350,000	240,000	4,354	35,000	152,987	49,976
General Counsel	2000	305,000	240,000	18,616	25,000	0	21,951

(1)	Cash and market value of Common Stock awarded.
(2)	The following are included in the amounts shown under All Other Compensation for 2002: Company contributions for Messrs. LeBoeuf, Bunch, Archinaco, Hernandez and Diggs, respectively, were $6,200, $6,200, $3,200, $6,200 and $4,500, under the Company’s Employee’s Savings Plan and under the Company’s Benefit Account Plan for each of the Named Executives were $300. The value of premiums paid with respect to term life insurance for the benefit of Messrs. LeBoeuf, Bunch, Archinaco, Hernandez and Diggs, respectively, was $1,100, $450, $769, $424 and $396. The amount shown for Mr. LeBoeuf includes $12,691, and for Mr. Archinaco includes $2,538, which are the portions of interest earned on certain deferred compensation above 120% of the applicable federal rate. The amounts shown for Messrs. LeBoeuf, Bunch, Archinaco, Hernandez and Diggs, include $21,068, $8,494, $4,634, $5,419 and $3,375, respectively, in Company contributions under the Company’s Deferred Compensation Plan in lieu of Company contributions which could not be made under the Savings Plan because of the Internal Revenue Code and regulations. The figure also includes for Messrs. LeBoeuf, Bunch, Archinaco, Hernandez and Diggs, respectively, $136,000, $44,650, $21,000, $34,000 and $34,000, for dividends accrued but not paid under the TSR Plan. The amount shown for Mr. Archinaco includes $28,270 for unused vacation.
(3)	Mr. Bunch, previously Executive Vice President, was elected President and Chief Operating Officer of the Company, effective July 1, 2002.
(4)	Mr. Archinaco retired, effective July 1, 2002.

Option	Grants

Shown below is further information on grants of Options under the Company’s Stock Plan during fiscal year 2002 to the Named Executives. All of the Options granted in 2002 were Nonqualified Options, as are all outstanding Options. No Stock Appreciation Rights were granted in 2002 and none are outstanding.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
Name	Number of Securities Underlying Options/SARs Granted(#)(1)	Percent of Total Options/SARs Granted to Employees in Fiscal 2002	Exercise or Base Price ($/Share)	Expiration Date	0%($)(3)	5%($)	10%($)
R. W. LeBoeuf	160,000	6.12	49.000	2/19/2012	0	4,931,200	12,494,400
	120,406	4.60	57.960	2/13/2011	0	3,846,972	9,477,156

	280,406					8,778,172	21,971,556

C. E. Bunch	60,000	2.29	49.000	2/19/2012	0	1,849,200	4,685,400
	47,221	1.81	54.910	2/13/2011	0	1,429,380	3,520,798

	107,221					3,278,580	8,206,198

F. A. Archinaco	60,000	2.29	49.000	2/19/2012	0	1,849,200	4,685,400
	56,396	2.16	57.960	2/13/2011	0	1,801,852	4,438,929

	116,396					3,651,052	9,124,329

W. H. Hernandez	45,000	1.72	49.000	2/19/2012	0	1,386,900	3,514,050
	3,345.13		55.380	2/13/2006	0	39,906	85,967
	17,189.66		55.380	2/13/2011	0	524,780	1,292,613

	65,534					1,951,586	4,892,630

J. C. Diggs	35,000	1.34	49.000	2/19/2012	0	1,078,700	2,733,150
	2,034.08		57.650	2/13/2011	0	64,641	159,242

	37,034					1,143,341	2,892,392

All Shareholders(4)					0	5,220,910,000	13,228,450,000

Named Executive Officers’ Gain as % of All Shareholders’ Gain					0%	.360%	.356%

(1)

All Options were granted at Fair Market Value (the closing price for the Company’s Common Stock as reported on the New York Stock Exchange-Composite Transactions) on the date of grant. Five of the Options shown were granted on February 20, 2002, at an Exercise Price of $49.00 and (except for the options granted on that date to Mr. Archinaco, which became exercisable on July 1, 2002, his retirement date) the other options granted on February 20, 2002 become exercisable one year after the date of grant. The other Options shown on the table were granted to certain of the Named Executives under the Restored Option provisions of the Stock Plan that were approved by the shareholders. Under the Restored Option provisions, an Optionee who surrenders (or certifies ownership of) shares of Common Stock in payment of the Option Price of an Option is granted a new Nonqualified Option (a “Restored Option”) covering the number of shares equal to the number of shares surrendered (or certified as to ownership) and surrendered or withheld to satisfy tax obligations. Restored Options have the same expiration date as the original Option, the exercise of which generated the Restored Option, an Exercise Price equal to the Fair Market Value of the Common Stock on the date of grant of the Restored Option and become exercisable six months after the date of grant. Restored Options will not be granted upon the exercise of any original Option granted after December 31, 2002.
(2)	The dollar amounts under these columns are the result of calculations at 0%, and at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of PPG’s Common Stock price. PPG did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.
(3)	No gain to the Optionees is possible without an increase in stock price. A 0% gain in stock price will result in zero gain for the Optionee.
(4)	Based on approximately 169,400,000 issued shares (other than Treasury shares), these amounts are the total increase in shareholder value using the 0%, 5% and 10% assumed annual appreciation rates and the price and terms of the February 20, 2002 grant.

Option Exercises and Fiscal Year-End Values

Shown below is information with respect to exercises during 2002 of Options granted under the Stock Plan and information with respect to unexercised Options granted in 2002 and prior years under the Stock Plan.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND

FY-END OPTION/SAR VALUES

			Number of Securities Underlying Unexercised Options/SARs at December 31, 2002(#)		Value of Unexercised In-the-Money Options/SARs at December 31, 2002($)(1)
Name	Shares Acquired on Exercise(#)	Value Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable
R. W. LeBoeuf	128,011	974,164	717,080	160,000	0	184,000
C. E. Bunch	49,086	223,832	217,374	60,000	0	69,000
F. A. Archinaco	60,000	456,600	371,314	0	69,000	0
W. H. Hernandez	21,504	117,447	249,950	45,000	0	51,750
J. C. Diggs	2,227	16,257	118,590	35,000	0	40,250

(1)	Based on the closing price on the New York Stock Exchange-Composite Transactions of the Company’s Common Stock on December 31, 2002 (last trading day of fiscal year), which was $50.15 per share.

Long-Term Incentive Plan Awards

During 2002, the Officers-Directors Compensation Committee made a contingent grant of PPG Common Stock to Mr. Bunch under the TSR Plan in recognition of his promotion to President and Chief Operating Officer, effective July 1, 2002. Under the TSR Plan, contingent share grants are made for three year plan periods and paid out at the end of the period if the Company achieves target performance. Performance is measured by determining where the total shareholder return of PPG Common Stock (stock price plus accumulated dividends) ranks among the total shareholder return for each of the companies in the Standard & Poor’s Materials Sector Index. If target performance is met at the end of the award period, payments will equal the original contingent share grant. Payments at the end of the period will be zero if threshold performance is not achieved and may exceed the original targeted contingent grant if PPG total shareholder return is above objective, predetermined performance standards but may not exceed the maximums stated in the TSR Plan. Contingent share awards earn dividend equivalents during the award period which are credited in the form of stock equivalents under the PPG Deferred Compensation Plan. Any payments made at the end of the award period under the TSR Plan may be in the form of stock, cash (based on the market value of the number of contingent shares paid in the form of cash) or a combination of both, and may be deferred into the PPG Deferred Compensation Plan.

LONG-TERM INCENTIVE PLANS—AWARDS IN LAST FISCAL YEAR

			Estimated Future Payouts Under Non-Stock Price-Based Plans
Name	Number of Shares, Units or Other Rights(#)	Performances or Other Period Until Maturation or Payout	Minimum (# of shares)	Threshold (# of shares)	Target (# of shares)	Maximum (# of shares)
C. E. Bunch	2,500	1/1/2001–12/31/2003	0	1,000	2,500	5,500

Retirement Plans

The Company’s qualified retirement plan for salaried employees and nonqualified retirement plan provide benefits after retirement. The annual benefits payable upon retirement under those plans to persons in hypothetical five-year average annual covered compensation and credited years-of-service classifications (assuming retirement as of January 1, 2003, and date of birth in 1937) are estimated in the following table.

Pension Plan Table

Base and Incentive 5-Year Avg. Total Compensation	Credited Years-of-Service
	15	20	25	30	35
$ 500,000	110,249	147,686	185,122	222,558	259,994
750,000	169,149	226,586	284,022	341,458	398,894
1,000,000	228,049	305,486	382,922	460,358	537,794
1,250,000	286,949	384,386	481,822	579,258	676,694
1,500,000	345,849	463,286	580,722	698,158	815,594
1,750,000	404,749	542,186	679,622	817,058	954,494
2,000,000	463,649	621,086	778,522	935,958	1,093,394
2,250,000	522,549	699,986	877,422	1,054,858	1,232,294

The compensation covered by the Company’s qualified retirement plan for salaried employees, which is compulsory and noncontributory, is the salary of a participant as limited by applicable Internal Revenue Service (“IRS”) regulations. The compensation covered by the Company’s nonqualified retirement plan, which is available only to those employees who participate in the qualified retirement plan for salaried employees and in the Company’s Executive Officers’ Annual Incentive Compensation Plan, Incentive Compensation Plan or Management Award Plan, is the compensation paid under the latter three plans, which for the Named Executives in the Summary Compensation Table on page 12 is shown in the “Bonus” column under “Annual Compensation.” Additional benefits may be paid to certain participants under the Company’s nonqualified retirement plan equal to any benefit which cannot be paid under the Company’s qualified retirement plan for salaried employees because of the restrictions of any applicable IRS regulations. The benefit payable under the Company’s qualified retirement plan for salaried employees is a function of a participant’s highest consecutive five-year average annual covered compensation during the ten years immediately prior to retirement and credited years-of-service while a plan participant. The benefit payable under the Company’s nonqualified retirement plan is a function of the participant’s five-year average annual covered compensation for the highest five years out of the final ten years immediately prior to retirement and credited years-of-service. The highest five-year average annual covered compensation under both plans through 2002 for Messrs. LeBoeuf, Bunch, Archinaco, Hernandez and Diggs is $1,672,000, $676,000, $827,000, $622,000 and $522,500, respectively. The annual benefits payable under the plans as shown in the table above are estimated on the basis of a straight life annuity notwithstanding the availability of a joint and survivor annuity or lump sum benefit and are not subject to reduction for social security benefits. For purposes of the plans, Mr. LeBoeuf has twenty-two years of service, Mr. Bunch twenty-three and one-half years, Mr. Archinaco thirty-seven and one-half years, Mr. Hernandez twelve years and Mr. Diggs six years.

Change In Control Arrangements

The Company has entered into arrangements with certain key executives, including the Named Executives, providing for the continued employment of such executives for a period of up to three years following a change in control of the Company. The arrangements contemplate that during such three-year period, such executives would continue to be employed in capacities, and compensated on a basis, commensurate with their capacities and compensation before the change in control occurred. The arrangements contemplate, further, that in the event the executive’s employment is terminated (a) for any reason by the executive during a thirty day window period beginning one year after a change in control, (b) at any time during the three years following a change in control by the executive because either he has not been employed in a commensurate capacity or he has not been commensurately compensated or (c) by the Company at any time during the three years following a change in control other than for cause, the executive would be entitled to receive, subject to certain conditions, a payment. This payment would basically be the salary and the awards under the Incentive Compensation Plan or the Executive Officers’ Incentive Compensation Plan, as applicable, that the executive would have received for (i) the next two years (or until the executive’s retirement date if earlier) if the termination was under situation (a) above or (ii) for three years (or until the executive’s retirement date if earlier) if the termination was under situations (b) or (c) above.

SHAREHOLDER PROPOSAL REGARDING EXPENSING STOCK OPTIONS

The Company has been notified that the International Brotherhood of Teamsters General Fund, the owner of 60 shares of Company stock, intends to present the proposal set forth below for consideration at the Annual Meeting. The address of the shareholder proponent will be supplied promptly to shareholders upon oral or written request to the Secretary of PPG.

OPTION EXPENSING PROPOSAL

Resolved, that the shareholders of PPG Industries, Inc. (“PPG” or “the Company”) hereby request that PPG’s Board of Directors establish a policy of expensing in the Company’s annual income statement the costs of all future stock options issued by the Company.

SHAREHOLDER’S STATEMENT OF SUPPORT:

Current accounting rules give companies the choice of reporting stock option expenses annually in the company income statement or as a footnote in the annual report (See: Financial Accounting Standards Board Statement 123). Most companies, including ours, report the cost of stock options as a footnote in the annual report, rather than include the option costs in determining operating income. We believe that expensing stock options would more accurately reflect a company’s operational earnings.

Stock options are an important component of our Company’s executive compensation program. Options have replaced salary and bonuses as the most significant element of executive pay packages at numerous companies. The lack of option expensing can promote excessive use of options in a company’s compensation plans, obscure and understate the cost of executive compensation and promote the pursuit of corporate strategies focused on short-term stock prices rather than long-term corporate value.

A recent Standard & Poor’s report indicated that the expensing of stock option grant costs would have lowered operational earnings at companies by as much as 10%. “The failure to expense stock option grants has introduced a significant distortion in reported earnings,” stated Federal Reserve Board Chairman Alan Greenspan. “Reporting stock options as expenses is a sensible and positive step toward a clearer and more precise accounting of a company’s worth.” Globe and Mail. “Expensing Options Is a Bandwagon Worth Joining,” Aug. 16, 2002.

Warren Buffett wrote in a New York Times Op-Ed piece on July 24, 2002:

“There is a crisis of confidence today about corporate earnings reports and the credibility of chief executives. And it’s justified.

For many years, I’ve had little confidence in the earnings numbers reported by most corporations. I’m not talking about Enron and WorldCom—examples of outright crookedness. Rather, I am referring to the legal, but improper, accounting methods used by chief executives to inflate reported earnings…

Options are a huge cost for many corporations and a huge benefit to executives. No wonder, then, that they have fought ferociously to avoid making a charge against their earnings. Without blushing, almost all CEO’s have told their shareholders that options are cost-free…

When a company gives something of value to its employees in return for their services, it is clearly a compensation expense. And if expenses don’t belong in the earnings statement, where in the world do they belong?”

Many companies have responded to investors’ concerns about their failure to expense stock options. In recent months, more than 100 companies, including such prominent ones as Washington Post and General Electric, have decided to expense stock options in order to provide their shareholders more accurate financial statements. Our Company has yet to act.

We urge a Vote FOR this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS

VOTE AGAINST THE SHAREHOLDER PROPOSAL FOR THE FOLLOWING REASONS:

PPG presently accounts for stock options in its financial statements the same way that the vast majority of other companies account for them. At this time, we believe this method of accounting for stock options is the best way to give investors an accurate picture of PPG’s financial results.

First, using the same accounting method used by most other companies makes it easier for PPG’s shareholders and potential investors to compare PPG’s financial results with other companies’ results. By presenting reports in a comparable fashion, PPG gives investors the clearest picture of PPG’s overall financial strength and investment quality in relation to other companies.

In addition, for those investors who want to compare PPG’s results to the minority of companies who expense options, for years PPG has clearly disclosed in our financial statements what the effect of expensing options would be on our earnings. In this year’s Annual Report which accompanies this Proxy Statement, that information is in Note 18 on pages 46 and 47.

Furthermore, the impact of options is already reflected in our financial statements in other ways. All companies must report diluted earnings per share figures (diluted EPS), which accounts for the potential dilutive effect of options. In PPG’s Annual Report, diluted EPS is shown in the Statement of Income on page 26 and additional information on this financial measure is shown in Note 10 on page 38. Since all companies, including PPG, must report diluted EPS in the same way, this measure of the effect of options is comparable across all companies.

The question of how best to account for stock options is complex. The various bodies that govern accounting standards have debated how to account for stock options for years. After much study, the current accounting standards allow companies a choice between two acceptable methods for accounting for stock options. One of the most important reasons why accounting standards do not require companies to expense stock options is because there is no accurate, or even commonly agreed, method to estimate the fair value of options. Valuation methods, like the Black-Scholes method, were designed to estimate the value of short-term tradable options and do not accurately adjust the estimate for factors such as the non-transferability of employee options. Since there currently is no reliable and standard way to estimate the value of employee stock options, companies that estimate the value of stock options as an expense on their income statements are not necessarily improving the accuracy of their financial statements.

We believe that the bodies that govern accounting standards are best equipped to determine the appropriate accounting method for stock options after a rational discussion of the issues. We also believe the Financial Accounting Standards Board (“FASB”) should reconsider the current accounting for stock options in order to resolve open conceptual issues, such as the measurement of fair value, and establish an accounting standard for stock options that will be applied consistently by all companies.

The FASB has announced its intent to carefully monitor public response to the recent International Accounting Standards proposal for expensing stock options and has asked for comments on a comparison of FASB’s stock-based compensation standard and the proposed international standard. FASB has also asked for comments on the need for the FASB to reconsider its current accounting standard. Based on this response, FASB will determine whether or not to re-evaluate its current stock option accounting provisions. The additional study by FASB would provide an opportunity to resolve the open conceptual issues related to accounting for stock options that remain unresolved today.

PPG would support a universally accepted method of expensing options that provides for comparability between companies. Until then, we believe it is in the best interests of the Company and you, our shareholders, to account for options in the same way as the vast majority of other companies. Doing so insures the greatest comparability of PPG’s financial results, while also disclosing the effect of expensing options for those investors who want that information.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS

VOTE AGAINST THE SHAREHOLDER PROPOSAL REGARDING EXPENSING STOCK OPTIONS.

AUDITORS

The Board of Directors, based on the recommendation of the Audit Committee, has appointed Deloitte & Touche LLP as Auditors for the Company for the year 2003. Deloitte & Touche LLP have been regularly engaged by the Company for many years to audit the Company’s annual financial statements and to perform other services, primarily related to tax matters. Representatives of Deloitte & Touche LLP are expected to be present at the Meeting and, while they do not plan to make a statement (although they will have the opportunity if they desire to do so), they will be available to respond to appropriate questions from shareholders.

During 2002, the Company retained its principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) to provide services in the following categories and amounts:

	2002	2001
Audit services (1)	$2,784,640	$2,641,799
Audit-related fees (2)	211,192	273,851
Tax fees (3)	1,329,216	1,864,453
All other fees	24,041	60,446

Total All Fees	$4,349,089	$4,840,549

The Audit Committee has considered whether the provision of the non-audit services is compatible with maintaining the principal accountant’s independence.

(1)	Fees related to the audit of the consolidated financial statements, statutory audits, consents and assistance with and review of documents filed with the Securities and Exchange Commission.
(2)	Fees related to due diligence and consultations concerning financial accounting and reporting standards.
(3)	Fees related to tax compliance, planning and advice.

SHAREHOLDER RETURN PERFORMANCE GRAPH

Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company’s Common Stock with the cumulative total return of the Standard & Poor’s Composite—500 Stock Index (“S&P 500 Index”) and the Standard and Poor’s Materials Sector Index (“S&P Materials Sector Index”) for the five year period beginning December 31, 1997 and ending December 31, 2002. The information presented in the graph assumes that the investment in the Company’s Common Stock and each Index was $100 on December 31, 1997 and that all dividends were reinvested.

Comparison of Five-Year Cumulative Total Shareholder Return

PPG Industries, Inc., S&P Materials Sector Index and S&P 500 Index

MISCELLANEOUS

Vote Required

The Annual Meeting of Shareholders will not be organized for the transaction of business unless a quorum is present. The presence in person or by proxy of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast shall constitute a quorum. Votes withheld and abstentions will be counted but broker non-votes will not be counted in determining the presence of a quorum.

In the election of Directors, the number of nominees to be elected in each class who receive the greatest number of votes cast at the Annual Meeting by the holders of the Common Stock present in person or by proxy and entitled to vote, assuming the presence of a quorum, will be elected as Directors for a term of three years or their earlier resignation or retirement. Since no written notice was received by the Company from a shareholder that a nomination would be made by the shareholder at the Meeting pursuant to the nomination procedure provided for in the Company’s bylaws, votes may only be cast for, or withheld from, the Company’s nominees.

Pennsylvania law provides that abstentions, votes withheld and broker non-votes are not votes cast. Therefore, with respect to the election of Directors, abstentions, votes withheld and broker non-votes do not count either for or against such election.

To be approved, the shareholder proposal regarding expensing stock options requires a majority of the votes cast on the proposal, assuming the presence of a quorum. Even if the shareholder proposal is approved by the shareholders, it will only represent an expression of the wishes of the shareholders and will not be binding on the Board of Directors. The Board would still be required to determine whether a change in the present method of accounting for stock options is in the best interests of the Company and could decide, in the exercise of its business judgment, to retain the current method of accounting for stock options.

Solicitation Costs

The costs of the solicitation of proxies will be borne by the Company. Arrangements may be made by the Company with brokerage houses and other custodians, nominees and fiduciaries for them to forward solicitation materials to the beneficial owners of the shares such brokerage houses and other custodians, nominees and fiduciaries hold of record, and the Company may reimburse them for the reasonable expenses they incur in so doing. To assist in the solicitation of proxies, the Company has engaged D. F. King & Co. for a fee of $12,000, plus out-of-pocket expenses. Directors, Officers or regular employees of the Company may, without additional compensation therefor, also make solicitations.

Shareholder Proposals for the Next Annual Meeting

Shareholders intending to present business for consideration at the year 2004 Annual Meeting of Shareholders must give notice to the Secretary of the Company within the same time limits as set forth on page 7 for nomination of Directors and such business must otherwise be a proper matter for shareholder action. If, as expected, the year 2004 Annual Meeting of Shareholders is held on April 15, 2004 (the third Thursday of April, 2004), then to be timely the notice must be received by the Secretary of the Company not later than January 15, 2004, in order to be brought before the Meeting. To be eligible for inclusion in the Proxy Statement and Proxy Card relating to such Annual Meeting the notice must be received by the Secretary of the Company not later than November 7, 2003.

Section 16(a) Beneficial Ownership Reporting Compliance

The Directors and Executive Officers of the Company are required to file reports of initial ownership and changes of ownership of PPG securities with the Securities and Exchange Commission and the New York Stock Exchange. To the Company’s knowledge, based solely on review of copies of such reports furnished to the Company and written representations that no other reports were required, the required filings of all such Directors and Executive Officers were filed timely.

Other Matters

So far as is known, no matters other than those described herein are expected to come before the Meeting. It is intended, however, that the proxies solicited hereby will be voted on any other matters which may properly come before the Meeting, or any adjournment thereof, in the discretion of the person or persons voting such proxies unless the shareholder has indicated on the Proxy Card that the shares represented thereby are not to be voted on such other matters.

Pittsburgh, Pennsylvania

March 7, 2003

PPG Industries, Inc. P. O. Box 1150 Pittsburgh, PA 15230

V O T E    B Y    T E L E P H O N E

Have your proxy card available when you call the Toll-Free number 1-800-542-1160 using a touch-tone telephone. You will be prompted to enter your Control Number and then you can follow the simple prompts that will be presented to you to record your vote.

V O T E    B Y    I N T E R N E T

Have your proxy card available when you access the website http://www.votefast.com. You will be prompted to enter your Control Number and then you can follow the simple prompts that will be presented to you to record your vote.

V O T E B Y M A I L Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, PO Box 1150, Pittsburgh, PA 15230.

Vote by Telephone Call Toll-Free using a touch-tone telephone: 1-800-542-1160	Vote by Internet Access the Website and cast your vote: http://www.votefast.com	Vote by Mail Return your proxy/instruction card in the postage-paid envelope provided.

Vote 24 hours a day, 7 days a week!

Your telephone or internet vote must be received by 11:59 p.m. Eastern Daylight Time on April 16, 2003 to be counted in the final tabulation.

Your Control Number is:

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[LOGO] PPG INDUSTRIES, INC. One PPG Place Pittsburgh, PA 15272			To obtain an Admission card to the Annual Meeting, place an “X” in the box to the right. ☐
PPG’S DIRECTORS RECOMMEND A VOTE “FOR” ITEM 1 AND “AGAINST” ITEM 2.
		FOR	WITHHELD			FOR	AGAINST	ABSTAIN
1.	ELECTION OF FOUR DIRECTORS	☐	☐	2.	SHAREHOLDER PROPOSAL REGARDING	☐	☐	☐
	(01) CHARLES E. BUNCH				EXPENSING STOCK OPTONS
(02) ROBERT RIPP
(03) THOMAS J. USHER
(04) DAVID R. WHITWAM

FOR, EXCEPT VOTE WITHHELD FROM THE FOLLOWING NOMINEE(S):

SIGNATURE(S)	DATE:

NOTE: Please sign as name(s) appear hereon. Give full title if signing for a corporation or partnership or as attorney, agent or in another representative capacity.

Y O U R    V O T E    I S    I M P O R T A N T !

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to Corporate Election Services, PO Box 1150, Pittsburgh, PA 15230, so that your shares may be represented at the Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card.

A d m i s s i o n    C a r d

If you plan to attend the Meeting, please mark an “X” in the box provided on the reverse side of this proxy card. An admission card will be mailed to you at the address imprinted on the front of this form. If your shares are held in joint names, you will each receive an admission card. If you intend to bring a guest, please print their name on the line next to the admission card request box. If your admission card is to be sent to an address different than the address imprinted on the front of this form, please print that address on the line next to the admission card request box.

If you vote by telephone or Internet and plan to attend the meeting, you can request an admission ticket by following the instructions when you vote.

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THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF PPG INDUSTRIES, INC.

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 17, 2003.

The undersigned, having received the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated March 7, 2003, hereby appoints R.W. LeBoeuf, J.C. Diggs and M.C. Hanzel, or any of them, with full power of substitution to each, proxies to represent the undersigned and to vote all of the shares of the Common Stock of PPG Industries, Inc., (the “Company”) that the undersigned would be entitled to vote if personally present at the 2003 Annual Meeting of Shareholders of the Company, or any adjournment thereof, as directed on the reverse side hereof and in their discretion on such other matters as may properly come before the meeting or any adjournment thereof.

The shares represented by this proxy will be voted as directed on the reverse side hereof. If no direction is given, however, the shares represented by this proxy will be voted FOR the election of the nominees for Director proposed by the Board of Directors (those nominees are Charles E. Bunch, Robert Ripp, Thomas J. Usher and David R. Whitwam) and AGAINST the shareholder proposal regarding expensing stock options. Shares to be voted FOR the election of the nominees proposed by the Board of Directors will be voted cumulatively in the discretion of the proxies for any nominees other than nominees with respect to whom authority to vote FOR has been withheld. This card votes all of the shares of the Common Stock of the Company held under the same registration in any one or more of the following manners: as a shareholder of record; in the Shareholder Investor Services Program; in the PPG Industries Employee Savings Plan and in the PPG Canada Inc. Employee Savings Plan.

Please complete, sign and date this Card on the reverse side and return it promptly in the enclosed reply envelope if you do not vote by telephone or Internet.